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                       November 10, 2022

       Yimin Wu
       Chief Executive Officer
       Infobird Co., Ltd
       Room 12A05, Block A, Boya International Center
       Building 2, No. 1 Courtyard, Lize Zhongyi Road
       Chaoyang District, Beijing, China 100102

                                                        Re: Infobird Co., Ltd
                                                            Form 20-F for the
fiscal year ended December 31, 2021
                                                            Response dated
September 15, 2022
                                                            File No. 001-40301

       Dear Yimin Wu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Technology